Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 12, 2016, relating to the consolidated financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc. and subsidiaries, and the effectiveness of American Axle & Manufacturing Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Axle and Manufacturing Holdings, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

December 16, 2016